Misonix Contact:	Investor Relations Contact:
Richard Zaremba	Joe Diaz, Lytham Partners
631-694-9555	602-889-9700
invest@misonix.com	mson@lythampartners.com

Misonix Reports Nine Months Fiscal 2013 Financial Results

Recurring Revenue for the Nine months Equal 43% of Net Sales

FARMINGDALE, NY – May 9, 2013 – Misonix, Inc. (NASDAQ: MSON), a surgical device company that designs, manufactures and markets innovative therapeutic ultrasonic products worldwide for spine surgery, cranial maxillo – facial surgery, neurosurgery, wound debridement, cosmetic surgery, laparoscopic surgery and other surgical applications, today reported financial results for the nine months and the third quarter of fiscal year 2013, ended March 31, 2013.

Highlights for the quarter and the nine month period include:

•	Revenue for the nine months increased 7% to $11.1 million compared to $10.4 million in the first nine months of 2012. Third quarter revenue decreased 17% to $3.0 million compared to $3.6 million in the third quarter of 2012.

•	BoneScalpel™ revenue increased 55% for the first nine months of 2013; SonicOne revenue increased 83% for the nine months.

•	Excluding revenue from legacy products, BoneScalpel, SonicOne and SonaStar revenue increased 27% for the first nine months of fiscal 2013 to $10.2 million versus the comparable period in 2012.

•	For the nine months, BoneScalpel, SonicOne and SonaStar domestic sales increased 39% to $3.6 million.

•	Bone Scalpel domestic disposables revenue and domestic units sold increased 48% and 44% respectively, over the second quarter fiscal 2013.

•	Royalty income received totaled $1.8 million for the nine months ended March 31, 2013 versus $462,000 for the same period in fiscal 2012.

•	During the quarter, the Company received 2 method-of-use patents related to the BoneScalpel product; and applied for 5 patents, including method-of-use and upgraded technology for the BoneScalpel product.

•	Cash and cash equivalents totaled $6.1 million at March 31, 2013 with no long-term debt.

•	For the nine months, the Company reported a net loss of $1.1 million, or $(0.16) per share, compared to a net loss of $78,488, or $(0.01) per share, in the comparable nine month period of 2012. For the third quarter of fiscal 2013, the Company reported a net loss of $528,330, or $(0.08) per share, compared to a net loss of $214,625, or $(0.03) per share, in the third quarter of 2012.

Q3 2013 Financial Results:

For the third quarter of fiscal 2013, revenue was $3.0 million, comparable to $3.6 million in the third quarter of 2012. BoneScalpel revenue for the quarter decreased 10% to $1.1 million compared to $1.2 million in the comparable quarter of fiscal 2012. BoneScalpel domestic disposable sales increased to $228,000, or 47.7%, compared to BoneScalpel disposable sales in the fiscal second quarter of 2012. SonicOne revenue increased 86% to $398,074 compared to $213,686 in the third quarter last year. SonaStar revenue decreased 15% to $1.3 million compared to $1.5 in the third quarter last year. BoneScalpel, SonicOne and Sonastar revenue decreased 6% to $2.8 million for the three months ended March 31, 2013 compared to the comparable period in fiscal 2012.

As expected, other revenue, which includes the legacy products Autosonix and Lysonix, sold by outside distribution partners, decreased 66% as these late stage products approach end-of-life.

For the quarter, royalty income, received predominantly from Covidien, increased substantially to $1.0 million compared to $135,794 in the third quarter of 2012.

Gross margin for the third quarter of fiscal 2013 was 51%, primarily attributable to an unfavorable mix of low and high margin product deliveries and the increase in minimum gross profit contribution requirements related to the Soma product, which had a 6.2% adverse effect on gross margin. Operating expenses for the third fiscal quarter increased 27%, as the Company continued to invest in research and development, sales, marketing and customer support capabilities.

For the third quarter of fiscal year 2013, the Company reported a net loss of $528,330, or $(0.08) per share, which included income from discontinued operations of $172,007, or $0.02 per share, compared to a net loss of $214,625, or $(0.03) per share, in the comparable three month period of 2012, which included a net loss from discontinued operations of $163,243, and a gain from the sale of discontinued operations of $225,032, resulting in net income from discontinued operations of $61,789, or $0.01 per share.

Nine Months 2013 Financial Results:

Net sales increased seven percent to $11.1 million for the nine months ended March 31, 2013 from $10.4 million in the nine months ended March 31, 2012. BoneScalpel revenue for the nine months increased 55% to $4.8 million compared to $3.1 million in the comparable period of fiscal 2012. SonicOne revenue increased 83% to $1.4 million compared to $777,885 in the nine month period of the prior year. SonaStar revenue decreased 5.6% to $3.9 million compared to $4.1 million for the nine month period of 2012.

As expected, other revenue, which includes legacy the products Autosonix and Lysonix sold by outside distribution partners, decreased $1.5 million, or 63%, as these late stage products approach end-of-life. Excluding all other revenue, BoneScalpel, SonicOne and SonaStar revenues increased 27% for the nine months ended March 31, 2012.

For the first nine months of fiscal 2013, royalty income received, predominantly from Covidien, increased substantially to $1.8 million compared to $462,301 for the first nine months of 2012.

Gross margin for the nine months ended March 31, 2013 was 55%, primarily attributable to an unfavorable mix of low and high margin product deliveries in addition to the increase in minimum gross profit contribution requirement related to the Soma product which had a 5% adverse impact on gross margin. Operating expenses for the nine month period increased 17% as the Company continued to invest in research and development, sales, marketing and customer support capabilities.

For the nine months, the Company reported a net loss of $1.1 million, or $(0.16) per share, which included income from discontinued operations of $181,800, or $0.03 per share, compared to a net loss of $78,488, or $(0.01) per share in the comparable nine month period of 2012, which included a net loss from discontinued operations of $369,424, and a gain from the sale of discontinued operations of $1.1 million, totaling net income from discontinued operations of $773,966, or $0.11 per share.

Michael A. McManus, Jr., president and chief executive officer of Misonix, commented, “For the nine months of fiscal 2013, we had a very positive impact from the recurring revenue component of our business – disposables sales of our flagship BoneScalpel, SonicOne and SonaStar products. Revenue from the sale of disposables totaled $4.8 million, or 43% of total sales. On a sequential basis, BoneScalpel disposables revenue and unit sales increased 48% and 44%, respectively, in the third quarter from the second quarter.

“Disposable revenue is significant in that hospitals across the country are increasingly evaluating medical devices for efficacy and cost effectiveness and have distinctly lengthened the domestic sales cycle. The resulting delay in completing instrument sales or placements is now being increasingly offset by our growing recurring revenue component. In addition, we are now benefitting to a greater degree by expanded royalty income and license fees. We have developed a significant portfolio of intellectual property and are pleased to see that it is generating increasing royalty revenue, predominantly from Covidien, as evidenced by the $1.8 million earned in the nine months of 2013 compared to the $462,000 earned in the comparable nine months of 2012.”

“While the dynamics in the healthcare markets appear to be changing, we are well positioned to address these changes. The financial condition of the Company continues to be strong with a solid cash position and no long-term debt. We have a diversified revenue stream with a growing recurring revenue component, improving royalty income and leading-edge ultrasonic surgical instruments that deliver improved patient outcomes and operating efficiencies to the global surgical community. We believe there are great opportunities going forward,” concluded Mr. McManus.

Conference Call:

Michael A. McManus, Jr., president and chief executive officer, and Richard Zaremba, senior vice president and chief financial officer, will host a conference call on Thursday, May 9, 2013, at 4:30 pm ET to discuss the financial results of the first nine months of fiscal 2013.

Shareholders and other interested parties can access the conference call by dialing (877) 317-6789 or (412) 317-6789 or can listen via a live Internet webcast, which is available in the Investor Relations section of the Company's website at www.misonix.com.

A teleconference replay of the call will be available for three days at (877) 344-7529 or (412) 317-0088, confirmation # 10028599. A webcast replay will be available in the Investor Relations section of the Company's website at www.misonix.com for 30 days.

About Misonix:

Misonix, Inc. designs, manufactures and markets therapeutic ultrasonic medical devices. Misonix’s therapeutic ultrasonic platform is the basis for several innovative medical technologies. Addressing a combined market estimated to be in excess of $3 billion annually; Misonix’s proprietary ultrasonic medical devices are used for wound debridement, cosmetic surgery, neurosurgery, laparoscopic surgery, and other surgical and medical applications. Additional information is available on the Company’s Web site at www.misonix.com.

With the exception of historical information contained in this press release, content herein may contain "forward looking statements" that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.  These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances.  Investors are cautioned that forward looking statements involve risks and uncertainties that could cause actual results to differ materially from the statements made. These factors include general economic conditions, delays and risks associated with the performance of contracts, risks associated with international sales and currency fluctuations, uncertainties as a result of research and development, acceptable results from clinical studies, including publication of results and patient/procedure data with varying levels of statistical relevancy, risks involved in introducing and marketing new products, potential acquisitions, consumer and industry acceptance, litigation and/or court proceedings, including the timing and monetary requirements of such activities, the timing of finding strategic partners and implementing such relationships,  regulatory risks including approval of pending and/or contemplated 510(k) filings, the ability to achieve and maintain profitability in the Company's business lines, and other factors discussed in the Company's Annual Report on Form 10 K, subsequent Quarterly Reports on Form 10 Q and Current Reports on Form 8 K.  The Company disclaims any obligation to update its forward looking relationships.

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Financial Tables to Follow

MISONIX, INC. And Subsidiaries
Consolidated Balance Sheets

	March 31, 2013	June 30, 2012
	(Unaudited)	(derived from audited
		financial statements)

Assets
Current Assets:
Cash and cash equivalents	$6,091,564	$6,273,015
Accounts receivable, less allowance
for doubtful accounts of $199,641 and
$155,739, respectively	2,788,281	3,158,084
Inventories, net	4,448,400	4,380,841
Prepaid expenses and other current assets	328,219	306,691
Note receivable	-	198,117
Total current assets	13,656,464	14,316,748

Property, plant and equipment, net	1,172,781	891,822
Goodwill	1,701,094	1,701,094
Intangible and other assets	1,193,205	1,403,173
Total assets	$17,723,544	$18,312,837

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$1,367,586	$1,507,695
Accrued expenses and other current liabilities	1,203,282	1,074,932
Total current liabilities	2,570,868	2,582,627

Deferred income	83,987	117,147
Deferred lease liability	23,607	22,996
Total liabilities	2,678,462	2,722,770

Commitments and contingencies

Stockholders' equity:
Capital stock, $0.01 par value - shares authorized 20,000,000, 7,169,046 and
7,082,920 shares issued and 7,091,486 and 7,005,360 shares
outstanding, respectively	71,690	70,829
Additional paid-in capital	26,724,370	26,132,951
Accumulated deficit	(11,339,985)	(10,202,720)
Treasury stock, at cost, 77,560 shares	(410,993)	(410,993)
Total stockholders' equity	15,045,082	15,590,067
Total liabilities and stockholders' equity	$17,723,544	$18,312,837

MISONIX, INC. And Subsidiaries
Consolidated Statements of Operations
Unaudited

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2013	2012	2013	2012
Net sales	$3,023,487	$3,609,746	$11,068,243	$10,377,480

Cost of goods sold	1,482,329	1,491,225	4,953,193	4,226,193

Gross profit	1,541,158	2,118,521	6,115,050	6,151,287

Selling expenses	1,764,718	1,245,782	4,768,867	3,620,079
General and administrative expenses	1,155,613	1,024,029	3,290,671	3,274,234
Research and development expenses	379,901	333,308	1,143,289	946,984
Total operating expenses	3,300,232	2,603,119	9,202,827	7,841,297

Loss from operations	(1,759,074)	(484,598)	(3,087,777)	(1,690,010)

Total other income	999,611	122,322	1,713,415	549,421

Loss from continuing operations before income taxes	(759,463)	(362,276)	(1,374,362)	(1,140,589)

Income tax benefit	(59,126)	(85,862)	(55,297)	(288,135)

Net loss from continuing operations	(700,337)	(276,414)	(1,319,065)	(852,454)

Discontinued operations:
Gain from sale of discontinued operations net of tax expense of $81,349, $29,756, $81,349 and $562,024, respectively	168,651	225,032	168,651	1,143,390
Net income (loss) from discontinued operations, net of a tax expense of $1,619, tax benefit of $51,070, tax expense of $1,619 and a tax benefit of $181,587, respectively	3,356	(163,243)	13,149	(369,424)
Net income from discontinued operations	172,007	61,789	181,800	773,966
Net loss	$(528,330)	$(214,625)	$(1,137,265)	$(78,488)

Net loss per share from continuing operations-Basic	$(0.10)	$(0.04)	$(0.19)	$(0.12)
Net income per share from discontinued operations-Basic	0.02	0.01	0.03	0.11
Net loss per share-Basic	$(0.08)	$(0.03)	$(0.16)	$(0.01)

Net loss per share from continuing operations-Diluted	$(0.10)	$(0.04)	$(0.19)	$(0.12)
Net income per share from discontinued operations-Diluted	0.02	0.01	0.03	0.11
Net loss per share-Diluted	$(0.08)	$(0.03)	$(0.16)	$(0.01)

Weighted average common shares-basic	7,060,965	7,001,404	7,028,790	7,001,381

Weighted average common shares-diluted	7,060,965	7,001,404	7,028,790	7,001,381